Exhibit 4.2

FORM OF SUBORDINATED NOTE

BUSINESS FIRST BANCSHARES, INC.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY, IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES AND IS UNSECURED.

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $250,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $250,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS SUBORDINATED NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS SUBORDINATED NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS SUBORDINATED NOTE.

THE OFFER AND SALE OF THIS SUBORDINATED NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SUBORDINATED NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO A “NON U.S. PERSON” IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SUBORDINATED NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT TO CONFIRM THE AVAILABILITY OF SUCH EXEMPTION. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS.

THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES, REPRESENTS AND WARRANTS THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THIS SECURITY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT OR AN APPLICABLE EXEMPTION THEREFROM.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER OF THIS SUBORDINATED NOTE WILL DELIVER TO THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REQUIRED BY THE COMPANY TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CERTAIN ERISA CONSIDERATIONS:

EACH PURCHASER AND HOLDER OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR (II) THAT SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE. ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

Exhibit 4.2

BUSINESS FIRST BANCSHARES, INC.
6.50% FIXED-TO-FLOATING SUBORDINATED NOTE DUE 2036

Certificate No.: 2036-[●]

CUSIP: 12326C AE5

U.S. $[●]	Dated: April 2, 2026

FOR VALUE RECEIVED, the undersigned, Business First Bancshares, Inc., a Louisiana corporation (the “Company”), promises to pay to the order of [●], the principal amount of $[●] ([●] DOLLARS), in the lawful currency of the United States of America, or such lesser or greater amount as shall then remain outstanding under this Subordinated Note, at the times and in the manner provided herein, but no later than April 2, 2036 (the “Maturity Date”), or such other date upon which this Subordinated Note shall become due and payable, whether by reason of extension, acceleration or otherwise.

Interest on this Subordinated Note will be payable in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2026 through the Maturity Date, with a final payment due on the Maturity Date, to the holder of record on the fifteenth (15th) day of the month of each such date.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BUSINESS FIRST BANCSHARES, INC.

By:
Gregory Robertson
Executive Vice President and Chief Financial Officer

ATTEST:

Heather Roemer

Assistant Corporate Secretary

Authenticated for and on behalf of

UMB Bank, N.A., as paying agent and registrar

By:

Authorized Signatory

Exhibit 4.2

[REVERSE SIDE OF NOTE]

BUSINESS FIRST BANCSHARES, INC.
6.50% FIXED-TO-FLOATING SUBORDINATED NOTE DUE 2036

The Company promises to pay interest on the principal amount of this Subordinated Note, commencing on the original issue date of this Subordinated Note until April 2, 2036 (the “Maturity Date”), or such earlier date as this Subordinated Note is paid in full, at the rate provided herein. The unpaid principal balance of this Subordinated Note plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable. This Subordinated Note is one of the “Notes” referred to in that certain Subordinated Note Purchase Agreement, dated April 2, 2026 (the “Purchase Agreement”), by and among the Company and the purchasers thereto, and the Subordinated Note is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.     Interest.

(a)    Computation and Payment of Interest. This Subordinated Note will bear interest (i) from and including the original issue date of this Subordinated Note to but excluding March 31, 2031 (the “Fixed-Rate Period End Date”) (or the earlier Redemption Date contemplated by Section 12(a) herein), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2026, through the Fixed Rate Period End Date (each such date, a “Fixed Interest Payment Date”) at simple interest of six and one half percent (6.50%) per annum (the “Fixed Interest Rate”); and (ii) from and including the Fixed-Rate Period End Date to but excluding the Maturity Date (the “Floating-Rate Period”), at the rate per annum, reset quarterly on the first day of each Floating-Rate Quarterly Period (defined below), equal to the Benchmark plus 300 basis points (the “Floating Rate Spread”), payable quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year (each such quarter, a “Floating-Rate Quarterly Period”) during the Floating-Rate Period, beginning June 30, 2031, and continuing through the Maturity Date (the “Floating Interest Rate”), with a final payment due on the Maturity Date (each, a “Floating Interest Payment Date” and, together with each Fixed Interest Payment Date, an “Interest Payment Date”). For the avoidance of doubt, the payment of interest on June 30, 2026 shall include interest based upon the Fixed Interest Rate for the period beginning with the original issue date of this Subordinated Note through but excluding June 30, 2026. The payments of interest and principal, if any, due on any Interest Payment Date shall be paid to the holders of record on the fifteenth (15th) of the month of each Interest Payment Date. Interest, whether based on the Fixed Interest Rate or the Floating Interest Rate, shall be computed on the basis of thirty (30)-day months and a year of three hundred sixty (360) days. Notwithstanding any other provision of this Subordinated Note, at any time when the Benchmark (including any Benchmark Replacement), as determined in accordance with this Section 1, is less than zero, the Benchmark shall be deemed to be zero until the Benchmark as determined in accordance with this Section 1 shall exceed zero.

(b)   Effect of Benchmark Transition Event.

(i)    Benchmark Replacement. If the Company or its designee reasonably determines in good faith that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Subordinated Note in respect of such determination on such date and all determinations on all subsequent dates.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time, and such changes shall become effective without consent from any other party.

(iii)    Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to this Section 1(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Company or its designee’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from any other party.

(iv)    Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark; provided that if (a) the Company or its designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(4)

the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating-Rate Period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee reasonably decides in good faith that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee reasonably determines in good faith that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)

in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

if the Benchmark is Three-Month Term SOFR, (i) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (ii) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (iii) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Company or its designee in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment and the Floating Rate Spread.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1).if the Benchmark is Three-Month Term SOFR, the time determined by the Company or its designee after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the FRBNY, as the administrator of the benchmark, (or a successor administrator) on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means the CME Group (or a successor administrator designated by the Relevant Governmental Body as the administrator of Term SOFR)

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating-Rate Period, as determined by the Company or its designee after giving effect to the Three-Month Term SOFR Conventions.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating-Rate Period”, timing and frequency of determining Three-Month Term SOFR with respect to each Floating-Rate Period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) that the Company decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Company determines is reasonably necessary).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

2.    Non-Business Days. Whenever any payment to be made by the Company hereunder shall be stated to be due on a day that is not a business day, such payment shall be made on the next succeeding business day without change in any computation of interest with respect to such payment (or any succeeding payment). “Business day” means any day other than a Saturday, Sunday or any other day on which banking institutions in Louisiana are permitted or required by any applicable Law or executive order to close.

3.    Global Subordinated Notes.

(a)   Provided that applicable depositary eligibility requirements are met, upon the written election of any Holder that is a Qualified Institutional Buyer, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), the Subordinated Notes are being issued in the form of one of more Global Subordinated Notes (each, a “Global Subordinated Note”) registered in the name of the Depository Trust Company or another organization registered as a clearly agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as designated as Depositary by the Company or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof.

(b)   Notwithstanding any other provision herein, no Global Subordinated Note may be exchanged in whole or in part for Subordinated Notes registered, and no transfer of a Global Subordinated Note in whole or in part may be registered, in the name of any person other than the Depositary for such Global Subordinated Note or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Subordinated Note, and no qualified successor is appointed by the Company within ninety (90) days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within ninety (90) days after obtaining knowledge of such event, (iii) the Company elects to terminate the book-entry system through the Depositary or (iv) an Event of Default (as defined in Section 8) shall have occurred and be continuing. Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) of this Section 3(b), the Company or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Subordinated Note of the occurrence of such event and of the availability of Subordinated Notes to such owners of beneficial interests requesting the same.

(c)   If any Global Subordinated Note is to be exchanged for other Subordinated Notes or canceled in part, or if another Subordinated Note is to be exchanged in whole or in part for a beneficial interest in any Global Subordinated Note, then either (i) such Global Subordinated Note shall be so surrendered for exchange or cancellation as provided in this Section 3 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Subordinated Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Company or, if applicable, the Company’s registrar and transfer agent (“Registrar”), whereupon the Company or, if applicable, the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Subordinated Note by the Depositary, accompanied by registration instructions, the Company shall execute and deliver any Subordinated Notes issuable in exchange for such Global Subordinated Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)    Every Subordinated Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Subordinated Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Subordinated Note, unless such Subordinated Note is registered in the name of a person other than the Depositary for such Global Subordinated Note or a nominee thereof.

(e)    The Depositary or its nominee, as the registered owner of a Global Subordinated Note, shall be the holder of such Global Subordinated Note for all purposes under this Subordinated Note, and owners of beneficial interests in a Global Subordinated Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Subordinated Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. If applicable, the Registrar shall be entitled to deal with the Depositary for all purposes relating to a Global Subordinated Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Subordinated Note and shall have no obligations to the owners of beneficial interests therein. The Registrar shall have no liability in respect of any transfers undertaken by the Depositary.

(f)    The rights of owners of beneficial interests in a Global Subordinated Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g)   No holder of any beneficial interest in any Global Subordinated Note held on its behalf by a Depositary shall have any rights with respect to such Global Subordinated Note, and such Depositary may be treated by the Company and any agent of the Company as the owner of such Global Subordinated Note for all purposes whatsoever. Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Subordinated Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as holder of any Subordinated Note.

(h)   The Company, within thirty (30) calendar days after the receipt of written notice from the Holder or any other holder of the Subordinated Notes of the occurrence of an Event of Default with respect to this Subordinated Note, shall mail to all the Holders, at their addresses shown on the Security Register (as defined below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by Company in writing.

4.    Registration of Transfer, Security Register. The Paying Agent shall maintain a register providing for the registration of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Subordinated Note for exchange or registration of transfer, the Company shall execute and deliver in exchange therefor a Subordinated Note or Subordinated Notes of like aggregate principal amount, each in a minimum denomination of $250,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Company to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Holder. Any Subordinated Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Holder of this Subordinated Note or its attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Subordinated Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Subordinated Note or Subordinated Notes as the Company may reasonably request to comply with applicable law. No exchange or registration of transfer of this Subordinated Note shall be made on or after (i) the fifteenth (15th) day immediately preceding the Maturity Date or (ii) the due delivery of notice of redemption.

5.    Affirmative Covenants of the Company. During the time that any portion of the principal balance of this Subordinated Note is unpaid and outstanding, the Company shall take or cause to be taken the actions set forth below.

(a)   Notice of Certain Events. If the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, then the Company shall provide written notice to the registered holder of this Subordinated Note from time to time (each a “Holder” and, collectively, the “Holders”), of the occurrence following the date of this Subordinated Note of the following events as soon as practicable but in no event later than ten (10) business days following the Company’s becoming aware of the occurrence of such event:

(i)    the total risk-based capital ratio, Tier 1 risk-based capital ratio, Common Equity Tier 1 capital ratio or leverage ratio of the Company (but only to the extent the Company is required to measure and report such ratios on a consolidated basis under applicable Law) or any of the Company’s banking subsidiaries (each, a “Bank”) becomes less than ten percent (10.0%), eight percent (8.0%), six-and-one-half percent (6.5%) or five percent (5.0%), respectively;

(ii)    the Company, the Bank, or any executive officer of the Company or the Bank becomes subject to any formal, written regulatory enforcement action;

(iii)    the ratio of non-performing assets to total assets of the Bank, as calculated by the Company in the ordinary course of business and consistent with past practices, becomes greater than four percent (4.0%);

(iv)    the appointment, resignation, removal or termination of the chief executive officer, president, chief operating officer, chief financial officer, chief credit officer, chief lending officer or any director of the Company or the Bank; or

(v)    there occurs a change in ownership of twenty-five percent (25.0%) or more of the voting securities of the Company, except as a result of the issuance of Company common stock.

(b)   Compliance with Laws. The Company and each Subsidiary of the Company shall comply with the requirements of all Laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c)   Taxes and Assessments. The Company and each Company Subsidiary shall punctually pay and discharge all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company or any Company Subsidiary.

(d)   Compliance Certificate. If the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, then, not later than forty-five (45) days following the end of each fiscal quarter, the Company shall provide the Holder with a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether as of the end of such immediately preceding fiscal quarter, (i) the Company has complied with all notice provisions and covenants contained in this Subordinated Note; (ii) an Event of Default has occurred; (iii) an event of default has occurred under any other indebtedness of the Company; or (iv) an event or events have occurred that in the reasonable judgment of the management of the Company would have a material adverse effect on the ability of the Company to perform its obligations under this Subordinated Note.

(e)    Financial Statements; Access to Records.

  (i)    If the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and has not submitted a Consolidated Financial Statements for Holding Companies Reporting Form FR Y-9C to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) within forty-five (45) days following the end of any fiscal quarter, the Company shall provide the Holder with copies of the Company’s unaudited consolidated balance sheet and statement of income (loss) for and as of the end of such immediately preceding fiscal quarter, prepared in accordance with past practice and in a form substantially similar to the form provided to the Holders prior to the date hereof. Quarterly financial statements, if required herein, shall be unaudited and, except for the balance sheet and statement of income (loss) for the Bank, need not comply with GAAP.

  (ii)    If the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, then, not later than ninety (90) days from the end of each fiscal year, the Company shall provide the Holder with copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company as of date of the fiscal year end and the related statements of income (loss) and retained earnings, stockholders’ equity and cash flows for the fiscal year then ended. Such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved.

  (iii)    In addition to the foregoing Sections 5(e)(i) and (ii), the Company shall furnish Holder with such financial, business and legal information of the Company and the Bank, and afford Holder with access to inspect Company records, in each case as Holder may reasonably request as may be reasonably necessary or advisable to allow Holder to confirm compliance by the Company with this Subordinated Note.

6.      Negative Covenants.

(a)    The Company shall not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if either of the Company (but only to the extent that the Company is required to measure and report such ratios on a consolidated basis under applicable Law) or the Bank are not “well capitalized” for regulatory capital purposes, both immediately prior to the declaration of such dividend or distribution and after giving effect to the payment of such dividend or distribution.

(b)    Other than in connection with a Corporate Transaction which complies with Section 9 hereof, the Company shall not take any action, omit to take any action or enter into any other transaction that would have the effect of (i) the Company ceasing to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended, (ii) the liquidation or dissolution of the Company or the Bank, (iii) the Bank ceasing to be an “insured depository institution” under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, or (iv) the Company owning less than one hundred percent (100%) of the capital stock of the Bank. For the avoidance of doubt, nothing in this Section 6(b) shall be construed to limit the Company’s or any Company Subsidiary’s ability to engage in (i) a merger transaction in which the Company or such Company Subsidiary is not the surviving entity or (ii) the sale of all of the capital stock or all, or substantially all, of the assets of the Company or any Company Subsidiary, subject to the limitations contained in Section 9 of this Subordinated Note.

7.      Subordination.

(a)    The obligations of the Company evidenced by this Subordinated Note, including the principal and interest, shall be subordinate and junior in right of payment to its obligations to its general and secured creditors, whether now outstanding or hereafter incurred, except such other creditors holding obligations of the Company ranking by their terms on a parity with or junior to this Subordinated Note (including, for the avoidance of doubt, the 6.75% Fixed-to-Floating Rate Subordinated Notes due 2033 issued by the Company on December 17, 2018). No provision of this Subordinated Note shall be construed to prohibit or restrict the Company’s ability to issue, renew or extend any senior indebtedness or obligations that rank on a parity with or junior to this Subordinated Note. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on this Subordinated Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holder, together with holders of any obligations of the Company ranking on a parity with this Subordinated Note (including but not limited to the holders of the other Subordinated Notes and the 6.75% Fixed-to-Floating Rate Subordinated Notes due 2033 issued by the Company on December 17, 2018), shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note. Nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note according to its terms; provided, however, in the event and during the continuation of any default with respect to any obligations of the Company ranking by their terms senior to this Subordinated Note permitting the holders thereof (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or an event that, with the giving of notice or the passage of time or both, would constitute such event of default, no payment of principal of or interest on this Subordinated Note, or in respect of any retirement, purchase or other acquisition of this Subordinated Note, will be made by the Company.

(b)    Notwithstanding the provisions of Section 7(a) above, the obligations of the Company evidenced by this Subordinated Note, including the principal and interest, shall be senior in right and interest of payment to the indebtedness of the Company in connection with any future indebtedness of the Company that is expressly made junior to this Subordinated Note by the terms of such indebtedness. Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

(c)    The Holder, if a depository institution, waives any applicable right of offset by it as a lender.

8.      Events of Default and Remedies.

(a)    Events of Default. Notwithstanding any cure periods described below, the Company shall immediately notify Holder in writing when the Company obtains knowledge of the occurrence of any default specified below. Regardless of whether the Company has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Subordinated Note:

  (i)    the Company fails to pay any principal of or installment of interest on this Subordinated Note when due (or, in the case of interest, after a fifteen (15)-day grace period);

  (ii)    the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under the Purchase Agreement or this Subordinated Note not expressly referred to in another clause of this Section 8 and such failure continues for a period of thirty (30) days;

  (iii)    any certification made pursuant to the Purchase Agreement or this Subordinated Note by the Company or otherwise made in writing in connection with or as contemplated by the Purchase Agreement or this Subordinated Note by the Company shall be materially incorrect or false as of the delivery date of such certification, or any representation to Holder by the Company as to the financial condition or credit standing of the Company is or proves to be false or misleading in any material respect;

  (iv)    the Company or the Bank (A) becomes insolvent or unable to pay its debts as they mature, (B) makes an assignment for the benefit of creditors, or (C) admits in writing its inability to pay its debts as they mature; or

  (v)    the Company or the Bank becomes subject to a receivership, insolvency, liquidation, or similar proceeding.

(b)    Remedies of Holders. Upon the occurrence of any Event of Default, Holder shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note, to do any or all of the following, concurrently or successively, without notice to the Company:

  (i)    solely pursuant to a default under Section 8(a)(v), declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in this Subordinated Note to the contrary; or

  (ii)    exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 8(b)(i).

(c)    Distribution Limitations Upon Event of Default. Upon the occurrence of any Event of Default and until such Event of Default is cured by the Company, the Company shall not (i) declare, pay, or make any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, (ii) make any payment of principal or interest or premium, if any on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to the Subordinated Notes, or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes. The limitations imposed by the provisions of this Section 8(c) shall apply whether or not notice of an Event of Default has been given.

(d)    Reimbursement of Expenses. Upon the occurrence of any Event of Default, in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note and subject to any applicable Law, the Company shall pay Holder’s reasonable fees and expenses including attorneys’ fees and expenses, in connection with the enforcement of this Agreement or other related documents.

(e)    Other Remedies. Nothing in this Section 8 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available to the extent permitted by Section 8(b).

9.      Successors to the Company.

(a)    Conditions Applicable to Successors. The Company shall not merge with or into, nor sell all or substantially all of its assets to, nor effect a Change in Bank Ownership to, any Person (each a “Corporate Transaction”) unless:

  (i)    except in a case in which the Company is the surviving entity in a merger, such Person (the “Successor”) executes, and delivers to the Holder, a copy of an instrument pursuant to which such Person assumes the due and punctual payment of the principal of and interest on this Subordinated Note and the performance and observance of all the obligations of the Company under this Subordinated Note, and

  (ii)    immediately after giving effect to the transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred.

“Change in Bank Ownership” means the sale, transfer, lease or conveyance by the Company, or an issuance of stock by the Bank, in either case resulting in ownership by the Company of less than 80% of the Bank.

(b)    Successor as Company. Upon compliance with this Section 9, the Successor shall succeed to and be substituted for the Company under this Subordinated Note with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Note.

10.    Amendments and Waivers.

(a)    Amendment of Subordinated Notes. Except as otherwise provided in this Section 10, and subject to any necessary regulatory approval, the Note may, with the consent of the Company and the Holders of more than fifty percent (50.0%) of the aggregate outstanding principal amount of the Notes then outstanding, be amended or any provision, past or existing default, or non‑compliance thereof waived (or modify any previously granted waiver); provided, however, that, without the consent of each Holder of an affected Note, no such amendment or waiver may:

  (i)    reduce the principal amount of the Note;

  (ii)    reduce the rate of or change the time for payment of interest on any Note;

  (iii)    extend the maturity of any Subordinated Note;

  (iv)    make any change in Sections 6 through 10 hereof;

  (v)    make any change in Sections 11 or 12 hereof that adversely affects the rights of any holder of a Subordinated Note; or

  (vi)    disproportionately affect any of the Holders of the then outstanding Subordinated Notes.

(b)    Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 10(a) above. After an amendment or waiver becomes effective, the Company shall mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note shall be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c)    Amendments Without Consent of Holders. Notwithstanding Section 10(a) hereof but subject to the provisos contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to: (i) cure any ambiguity, defect or inconsistency therein; (ii) provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes; or (iii) make any other change, in each case, that does not adversely affect the rights of any holder of any Subordinated Note.

11.    Order of Payments; Pari Passu. Any payments made hereunder shall be applied first against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes, the 6.75% Fixed-to-Floating Rate Subordinated Notes due 2033 issued by the Company on December 17, 2018, and subordinated debt issued by the Company in the future which by its terms are pari passu with the Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

12.    Optional Redemption.

(a)    Redemption Prior to Fifth Anniversary. This Subordinated Note shall not be redeemable by the Company prior to the fifth anniversary of the issue date of this Subordinated Note, except that in the event (i) of a Tier 2 Capital Event (as defined below), (ii) of a Tax Event (as defined below), or (iii) of an Investment Company Act Event (as defined below), the Company may redeem this Subordinated Note, in whole and not in part, at any time upon giving the notice required in Section 12(c), at an amount equal to one hundred percent (100.0%) of the principal amount outstanding plus accrued but unpaid interest to but excluding the date fixed for redemption (the “Redemption Date”). “Tier 2 Capital Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Subordinated Note no longer qualifies as “Tier 2” capital (as defined by the Federal Reserve) as a result of a change in interpretation or application of law or regulation by any judicial, legislative, or regulatory authority that becomes effective after the issue date of this Subordinated Note. “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the Laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such Laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within one hundred twenty (120) days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes. “Investment Company Act Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is, or within one hundred twenty (120) days of the date of such opinion will be, considered an “investment company” that is required to register under the Investment Company Act of 1940, as amended.

(b)    Redemption on or After Fifth Anniversary. On or after the fifth anniversary of the issue date of this Subordinated Note, this Subordinated Note shall be redeemable by the Company, in whole or in part, upon giving the notice required in Section 12(c), for a redemption price equal to one hundred percent (100.0%) of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(c)    Notice of Redemption. Notice of redemption of this Subordinated Note shall be given by first class mail, postage prepaid, addressed to the Holder at its last address appearing on the books of the Company. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the Redemption Date, except such mailing shall be at least ten (10) days before the Redemption Date if such redemption is pursuant to Section 12(a). Any notice mailed as provided in this Subordinated Note shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Holder shall not affect the validity of the proceedings for the redemption of any other holders of the Subordinated Notes. Each notice of redemption given to the Holder shall state: (i) the Redemption Date; (ii) the principal amount of this Subordinated Note to be redeemed; (iii) the redemption price; and (iv) the place or places where this Subordinated Note is to be surrendered for payment of the redemption price.

(d)    Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new Subordinated Note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders of the Subordinated Notes. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed.

(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the Holders of the Subordinated Notes called for redemption, so as to be and continue to be available solely therefor, then, notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of three (3) years from the Redemption Date shall, to the extent permitted by Law, be released to the Company, after which time the Holders of the Subordinated Notes so called for redemption shall look only to the Company for payment of the redemption price of such Subordinated Notes.

(f)    Federal Reserve Approval. If necessary, any redemption or prepayment of this Subordinated Note shall be subject to receipt of prior written approval by the Federal Reserve (or any successor bank regulatory agency having supervisory authority over the Company) and any and all other required federal and state regulatory approvals.

(g)    No Sinking Fund. The Subordinated Notes are not entitled to any sinking fund.

(h)    Purchase and Resale of the Subordinated Notes. Subject to any required federal and state regulatory approvals and the provisions of this Subordinated Note, the Company shall have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise. If the Company purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes.

13.    Notices. All notices and other communications hereunder shall be in writing and, for purposes of this Subordinated Note, shall be delivered in accordance with, and effective as provided in, the Purchase Agreement.

14.    Conflicts; Governing Law; Interpretation. In the case of any conflict between the provisions of this Subordinated Note and the Purchase Agreement, the provisions of this Subordinated Note shall control. This Subordinated Note shall be construed in accordance with, and be governed by, the Laws of the state in which the Company is incorporated or organized without giving effect to any conflicts of law provisions of such Laws. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the Federal Reserve. If at any time the Company is subject to consolidated capital requirements under applicable regulations of the Federal Reserve and after such time all or any portion of this Subordinated Note ceases to be deemed to be Tier 2 capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the maturity date of this Subordinated Note, the Company will promptly notify the Holder, and thereafter, subject to the Company’s right to redeem this Subordinated Note under such circumstances pursuant to the terms of this Subordinated Note, if requested by the Company, the Company and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by this Subordinated Note to qualify as Tier 2 capital.

15.    Successors and Assigns. This Subordinated Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder at any time without notice to or consent of the Company, and the failure of Holder to comply with the requirements of Section 4 shall have no effect of the effectiveness of such assignment. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder. The Company may not assign this Subordinated Note or its obligations hereunder except as provided in Section 9 hereto or with the prior written consent of the Holder.

16.    Notes Solely Corporate Obligations. The Holder shall not have any recourse for the payment of principal or interest, on any Subordinated Note, for any claim based thereon or otherwise with respect thereto, under any obligation, covenant or agreement of the Company in this Subordinated Note, or because of the creation of any indebtedness represented hereby, against any incorporator, stockholder, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise. The Holder agrees that all such liability is hereby expressly waived and released as a condition of, and consideration for, the execution and issuance of this Subordinated Note.

17.    Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Subordinated Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.